DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma, Inc. Reports Second Quarter 2006 Financial Results
and Reviews Achievements

Miami, FL. - August 14, 2006 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”), announced today its financial results for the second quarter ended June 30, 2006.

Revenue for the second quarter of 2006 was approximately $0.1 million, compared to $1.4 million in the second quarter of 2005. However, revenue was $1.5 million for the six months ended 2006 compared to $1.5 million for the six months ended 2005. The revenue was earned from two grants, a National Institute of Allergy and Infectious Diseases (NIAID) grant awarded in September 2004 for $5.2 million for RiVaxTM, which was increased to $6.4 million in May 2005 for a renegotiated F&A rate which may be used for overhead expenditures, and for a September 2005 grant awarded from the FDA for “Oral BDP for the Treatment of GI GVHD.”

The Company reported a net loss to shareholders of approximately $3.3 million or $0.05 per share for the second quarter of 2006, compared to $0.5 million or $0.01 per share for the second quarter of 2005. For the six months ended June 30, the net loss to shareholders was approximately $5.1 million or $0.09 per share for 2006 as compared to $1.6 million or $0.03 per share for the same period in 2005. Research and development costs for the second quarter were $1.8 million compared to $0.7 million for the second quarter of 2005. This increase was due to the increased regulatory filing and consultant costs associated with the preparation of the NDA filing for orBec®, and an impairment expense for intangibles of $0.8 million. For the six months ended June 30, research and development expenses were approximately $3.1 million for 2006 as compared to $1.5 million for 2005. In the second quarter, an expense for in-process research and development of approximately $1.0 million was incurred for the purchase acquisition of the remaining outstanding common stock of the Company’s Enteron subsidiary that the Company did not already own. General and administrative expenses for the second quarter of 2006 were $0.6 million compared to $0.4 million for the second quarter of 2005. For the six months ended June 30, general and administrative expenses were approximately $1.4 million as compared to $0.8 million for the same period of 2005. The increase from 2005 was partially due to a recovery of stock option expense for the variable treatment of options for employees in the amount of $0.3 million in 2005.

“We are now in the final stages of the assembly and filing of our NDA for orBec® which is expected by the end of this month,” stated Michael Sember, President and Chief Executive Officer of DOR. “We look forward to working with the FDA on its review of our NDA filing in the coming months.”

DOR’s 2nd Quarter 2006 Development Highlights:

•	In April, DOR announced that it had completed a private placement to institutional investors with gross proceeds to the Company of approximately $3.65 million.

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In April, DOR announced the first successful evaluation in animal tests of a nasal, bivalent combination of its botulinum toxin vaccine, BT-VACCTM, addressing two of the most prevalent serotypes of botulinum toxin, types A and B.

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Also in April, DOR announced that the European Commission and the centralized European Agency for the Evaluation of Medicinal Products (EMEA) has granted DOR incentives for Small and Medium Sized Enterprises (SME). SME status may accord companies reduced or deferred fees associated with marketing authorization applications, scientific advice and inspections.

Subsequent Events:

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In July, DOR announced that it had successfully completed its cGMP (current Good Manufacturing Practices) milestone for the production of RiVaxTM, DOR's vaccine against ricin toxin pursuant to a manufacturing collaboration with Cambrex BioSciences and supported by a $6.4 million NIAID grant.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company addressing life-threatening side effects of cancer and cancer treatments, serious gastrointestinal diseases and disorders, and biomedical countermeasures.  Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common serious complication of bone marrow transplantation for cancer, as well as other GI disorders characterized by severe inflammation.  We plan to file a new drug application (NDA) with the FDA for orBec® for the treatment of GI GVHD in August of 2006.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004.  Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of exposure to ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats.  Our ricin toxin vaccine, RiVaxTM, has successfully completed a Phase I clinical trial in normal volunteers.  We have also initiated a botulinum toxin therapeutic development program based on rational drug design.
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For further information regarding DOR, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com